EXHIBIT 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter G. Michielutti
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION ELECTS
THREE NEW MEMBERS TO ITS BOARD OF DIRECTORS

David A. Levin, William F. Sharpe, III and Patricia A. Stensrud
Elected Effective May 3, 2012

Minneapolis, MN, May 3, 2012 — Christopher & Banks Corporation (NYSE: CBK) today announced that David A. Levin, William F. Sharpe, III and Patricia A. Stensrud have been elected to its Board of Directors effective May 3, 2012.  The election of these three individuals increases the number of Board members to ten, all of whom are independent directors.  The three individuals will also be nominees for election as directors at the Company’s Annual Meeting of Stockholders to be held June 28, 2012.

David A. Levin, 60, is President and Chief Executive Officer of Casual Male Retail Group (“CMRG”), the largest specialty retailer of big and tall men’s apparel, a position he has held since April 2000.  He has more than 30 years of retail experience, having also served as Executive Vice President of eOutlet.com and as President of Camp Coleman, a division of the Coleman Company; of Prestige Fragrance and Cosmetics, a division of Revlon, Inc.; and of Parade of Shoes, a division of J. Baker, Inc.  Mr. Levin is also a director of CMRG.

William F. Sharpe, III, 49, serves as a Partner and Managing Director of Quetico Partners, LLC, a boutique investment banking firm, a position he has held since September 2009.  From July 2007 to August 2009 he was Chief Operating Officer and a Managing Director of Lazard Middle Market, following Lazard, Freres & Company’s acquisition of Goldsmith Agio Helms & Lynner, LLC, where he worked in several investment banking roles from February 1998 until its acquisition by Lazard in July 2007.

Patricia A. Stensrud, 64, is the President of A&H Manufacturing, a worldwide package design and manufacturing company with operations in the United States, China and the United Kingdom, a position she has held since May 2011.  Ms. Stensrud has prior women’s apparel experience, having served as President of the Women’s Sportswear Division of Tommy Hilfiger and as Chief Executive Officer of the Victoria + Co division of Jones Apparel Group.  She is also the founder and managing partner of Hudson Rivers Partners, LLC, a private real estate investment and advisory due diligence firm.  Ms. Stensrud serves on the board of Crown Crafts, Inc.

Paul Snyder, Chair of the Board of Directors, commented, “We are extremely pleased to have David, William and Patricia join our Board.  Collectively they bring considerable knowledge and experience in the areas of finance, marketing and operations, in addition to an understanding of retail and women’s apparel issues.  We look forward to their contributions.”

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of May 3, 2012, the Company operates 665 stores in 44 states consisting of 393 Christopher & Banks stores, 183 stores in their women’s plus size clothing division CJ Banks, 64 dual stores and 25 outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

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